Exhibit 107.1

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Imunon, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share (“Common Stock”)	500	(2)	$1.65		$825.00		0.00014760	$0.12
Equity	Common Stock	250	(3)	$1.23	(4)	$307.50	(4)	0.00014760	$0.05
Equity	Common Stock	10,000	(5)	$1.40		$14,000.00		0.00014760	$2.07
Equity	Common Stock	2,000	(6)	$1.23	(4)	$2,460.00	(4)	0.00014760	$0.36
Equity	Common Stock	5,000	(7)	$1.32		$6,600.00		0.00014760	$0.97
Equity	Common Stock	1,000	(8)	$1.23	(4)	$1,230.00	(4)	0.00014760	$0.18
Equity	Common Stock	5,000	(9)	$1.28		$6,400.00		0.00014760	$0.95
Equity	Common Stock	1,000	(10)	$1.23	(4)	$1,230.00	(4)	0.00014760	$0.18
Total Offering Amounts						$33,052.50		0.00014760	$4.88
Total Fee Offsets						—			$0
Net Fee Due									$4.88

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover such indeterminable number of additional shares of Imunon, Inc.’s (the “Registrant’s”) common stock, par value $0.01 per share (“Common Stock”), as may become issuable under the inducement awards to prevent dilution in the event of a reorganization, reclassification, stock split, dividend or distribution, or any similar transaction.
(2)	Represents 500 shares of Common Stock of Registrant that are issuable upon the exercise of non-qualified stock option awards granted to Danielle Blume on September 27, 2022, with a per share exercise price of $1.65.
(3)	Represents 250 shares of restricted stock granted to Danielle Blume on September 27, 2022.
(4)	Pursuant to Rule 457(c) and (h) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on August 26, 2024, a date within five business days prior to filing this Registration Statement.
(5)	Represents 10,000 shares of Common Stock of Registrant that are issuable upon the exercise of non-qualified stock option awards granted to Kimberly Bragg on December 13, 2022 with a per share exercise price of $1.40.
(6)	Represents 2,000 shares of restricted stock granted to Kimberly Bragg on December 13, 2022.
(7)	Represents 5,000 shares of Common Stock of Registrant that are issuable upon the exercise of non-qualified stock option awards granted to Lauren Musso on March 17, 2023, with a per share exercise price of $1.32.
(8)	Represents 1,000 shares of restricted stock granted to Lauren Musso on March 17, 2023.
(9)	Represents 5,000 shares of Common Stock of the Registrant that are issuable upon the exercise of non-qualified stock option awards granted to Irina Kalashnikova on June 26, 2023, with a per share exercise price of $1.28.
(10)	Represents 1,000 shares of restricted stock granted to Irina Kalashnikova on June 26, 2023.